Exhibit 15.3

Our ref	DLK/667469-000001/22432940v2
Direct tel	+852 2971 3006
E-mail	derrick.kan@maples.com

Renren Inc.
2828 N. Central Avenue Fl 7
Phoenix, Arizona, 85004 USA

29 April 2022

Dear Sirs

Re: Renren Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Renren Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference of our name under the heading “Item 10E Taxation” in the Annual Report and further consent to the incorporation by reference of the summary of our opinion under this heading into the Company’s registration statements on Form S-8 (File No. 333-177366, File No. 333-209734 and File No. 333-227886) that were filed on 18 October 2011, 26 February 2016 and 19 October 2018, respectively.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP